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                                                                    Exhibit 10.4


                                                         Dated as of June1, 2001

George Abi Zeid
320 Frost Pond Road
Old Brookville, NY 11545

Dear George,

         Reference is made to the employment agreement between you and EasyLink Services Corporation (formerly Mail.com, Inc., "EasyLink") dated February 23, 2001 (the "Employment Agreement"). Capitalized terms used herein that are not defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.

         EasyLink and Mr. Abi Zeid hereby agree to amend Section 2 of the Employment Agreement, effective upon the Effective Time (as defined below), to read in its entirety as follows:

                  "2. Term of Employment. The Company shall not terminate the Executive without Cause until the later of (i) the second anniversary of the date hereof, (ii) the release of the Executive's shares of Mail.com Class A common stock pledged as collateral to secure the promissory note in the principal amount of $10 million issued by EasyLink to AT&T Corp., (iii) the repayment in full of the convertible promissory note in the principal amount of $2,682,964 million issued to the Executive pursuant to the Modification Agreement contemplated to be entered pursuant to the restructure term sheet dated as of the date hereof between the Executive and EasyLink and (iv) EasyLink offering to purchase, or arranging for a third party to offer to purchase, shares of EasyLink Class A common stock held by you for a minimum purchase price of $1.00 per share in cash yielding to you minimum net proceeds of $5 million, and, if you accept that offer, EasyLink or the third party having completed such purchase (the "Initial Term"). After the Initial Term, the Executive shall be employed at-will and either party may terminate the Executive's employment for any reason upon thirty
         (30) days prior written notice or, in the case of termination by the Company for Cause (as hereinafter defined), immediately upon written notice to the Executive."

         The forgoing amendment to the Employment shall become effective upon the issuance of the convertible promissory note in the amount of $2,682,964 pursuant to the Modification Agreement (the "Effective Time"). Except for the amendment provided herein, the Employment Agreement shall remain in full force and effect.

         If you are in agreement with the foregoing, kindly indicate your acceptance hereof by signing in the space indicated below.

                                             Very truly yours,

                                             EASYLINK SERVICES CORPORATION


                                             By s/Thomas Murawski
                                                --------------------------------
                                                Name:  Thomas Murawski
                                                Title: Chief Executive Officer

Accepted and Agreed as of the date first above written:


s/George Abi Zeid
--------------------------------
George Abi Zeid